UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K/A
Amendment No. 1
Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 14, 2014

Jacobs Engineering Group Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-7463	95-4081636
(State of incorporation)	(SEC File No.)	(IRS Employer identification number)

155 North Lake Avenue, Pasadena, California	91101
(Address of principal executive offices)	(Zip code)

Registrant's telephone number (including area code): (626) 578-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
This Amendment No. 1 on Form 8-K/A amends the Current Report on Form 8-K of Jacobs Engineering Group Inc. filed on November 14, 2014, in order to file exhibit 99.1, which was inadvertently omitted from the original filing.  No other changes have been made to the original filing other than in respect of the foregoing.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c)    On November 14, 2014, Jacobs Engineering Group Inc. (the “Company”), announced that it entered into a letter agreement (the “Offer Letter”) with Mr. Kevin C. Berryman providing for Mr. Berryman’s service as the Company’s Executive Vice President and Chief Financial Officer. Mr. Berryman is expected to assume the role of Chief Financial Officer effective January 5, 2015.

Before joining the Company, Mr. Berryman, age 55, served as Executive Vice President and Chief Financial Officer of International Flavors and Fragrances Inc., an S&P 500 company and leading global creator of flavors and fragrances used in a wide variety of consumer products, for five years. Prior to joining International Flavors and Fragrances, Mr. Berryman spent 25 years at Nestlé in a number of finance roles including treasury, mergers & acquisitions, strategic planning, and control. Recent roles at Nestlé included Senior Vice President and Controller of the Nestlé Group, and CFO of Nestlé Purina.

As compensation for his services as Executive Vice President and Chief Financial Officer, Mr. Berryman will receive an annual base salary of $750,000 and will be eligible to participate in the Company’s Incentive Bonus Plan with a bonus opportunity equal to 104%, with any bonus payout dependent on performance and the other terms and conditions of the Incentive Bonus Plan. Mr. Berryman’s bonus for fiscal year 2015, if any, will be pro-rated based on his start date. Mr. Berryman will also receive a sign-on bonus of $2,000,000, with $1,500,000 of such bonus to be paid within 30 days of Mr. Berryman’s start date and the remaining $500,000 to be paid within 30 days of the one-year anniversary of Mr. Berryman’s hire date. However, if Mr. Berryman voluntarily separates from the Company without “good reason” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended) or is discharged by the Company for “cause” (as defined in the Offer Letter) within one year of either sign-on bonus payment, Mr. Berryman must reimburse the Company the amount of such payment. Additionally, Mr. Berryman forfeits the right to the second payment if he voluntarily separates from the Company prior to receipt thereof. If Mr. Berryman is terminated without “cause” he is entitled to retain any sign-on bonus payments received as of the date of such termination and, if such termination without “cause” occurs within the first year of employment, Mr. Berryman will also receive severance of one-year’s base salary.

Mr. Berryman will also receive a grant of restricted stock valued at $5,250,000 which vests in 40%, 40% and 20% increments on the first, second and third anniversary of the award date, respectively. The specific number of restricted shares will be determined based on the closing price of a share of Company common stock on the award date. Mr. Berryman will also participate in the Company’s annual equity program commensurate with the award level granted to Executive Vice Presidents, subject to the approval of the Company’s Human Resource and Compensation Committee. Mr. Berryman’s will receive a 2014 Executive Vice President equity award of 24,000 stock options vesting in four equal installments on the first four anniversaries of the grant date, 8,000 performance shares based on net earnings growth and 8,000 performance shares based on relative total shareholder return, with the performance shares subject to a vesting period ending in May 2017.

Mr. Berryman will also be eligible for other benefits including participation in the Company’s Executive Deferral Plan, relocation assistance, five weeks of paid time off and healthcare benefits. The Company also agreed to cover any placement fees relating to Mr. Berryman’s placement on an external board at a future time to be determined by the Company.

The foregoing summary of the Offer Letter is not complete and is qualified in its entirety by reference to the complete text of the Offer Letter, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

On November 14, 2014, the Company issued a press release announcing the hiring of Mr. Berryman as Executive Vice President and Chief Financial Officer, a copy of which is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits:
The following exhibit is furnished as part of this Report pursuant to Item 5.02.

99.1	Offer Letter by and between Jacobs Engineering Group Inc. and Kevin C. Berryman, effective November 12, 2014.

99.2	Press Release dated November 14, 2014 announcing the Company's the hiring of Mr. Berryman as Executive Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACOBS ENGINEERING GROUP INC.

By:    _/s/John W. Prosser, Jr.
Name:    John W. Prosser, Jr.
Title:    Executive Vice President, Finance and Administration

Date:    November 17, 2014